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                                                                   Exhibit 3.116

                              PARTNERSHIP AGREEMENT
                                       OF
                          SKTA BROADCASTING PARTNERSHIP

         This PARTNERSHIP AGREEMENT (the "Agreement") is executed as of the 29th day of July 1994, by and between UHF Investments, Inc., a Delaware corporation, and Silver King Broadcasting of Tampa, Inc., a Delaware corporation.

                                     RECITAL

         The parties to this Agreement desire to enter into this Agreement to provide for the formation of a general partnership, the allocation of profits and losses, cash flow, and other proceeds of the Partnership between the Partners, the respective rights, obligations, and interests of the Partners to each other and to the Partnership, and certain other matters.

                                    AGREEMENT

         In consideration of the mutual covenants and agreements set forth in this Agreement, the parties agree as follows:

SECTION 1   THE PARTNERSHIP AND ITS BUSINESS.

         1.1 Formation and Continuation. The parties to this Agreement (the "Partners") hereby form a general partnership (the "Partnership") under the Uniform Partnership Act of the State of Delaware (the "Act"). The rights and liabilities of the Partners shall be as provided in the Act, except as expressly provided in this Agreement.

         1.2 Partnership Name. The name of the Partnership is "SKTA Broadcasting Partnership."

         1.3 Term of Partnership. The term of the Partnership shall commence on the date of this Agreement and shall continue until terminated in accordance with Section 6.

         1.4 Purposes of the Partnership. The purposes of the Partnership shall be to hold all licenses, permits, and authorizations issued by the Federal Communications Commission, now or in the future, in connection with the business and operations of television station WBHS-TV, Tampa, Florida (the "Station"); to use such licenses, permits, and authorizations in the conduct of the business of such television station by Silver King Broadcasting of Tampa, Inc.; and to do all other things necessary, appropriate, or advisable in connection with those purposes.

         1.5 Principal Place of Business. The principal place of business of the Partnership shall be located at 12425 28th Street North, Suite 300 St. Petersburg Florida 33716, or any other place that the Partners may elect.
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         1.6 Fiscal Year. The fiscal year of the Partnership shall end August
3l, of each year.

SECTION 2  PARTNERSHIP INTERESTS: CAPITAL CONTRIBUTIONS.

         2.l Partnership Interest. Except as otherwise provided herein, the interest of each Partner in the Partnership and in all of the Partnership assets shall be as follows:

                  UHF Investments, Inc.                                    1%
                  Silver King Broadcasting of Tampa, Inc.                 99%

Such interest is hereinafter referred to as such Partner's "Partnership Interest" in the Partnership.

                   (a) The respective capital account of each Partner shall reflect the Partnership Interest of each Partner, adjusted as provided in this Agreement.

                   (b) Each Partner shall receive the same percentage of the net profits and losses of the Partnership as the Partnership Interest held by such Partner.

         2.2 Definition of Capital Contributions. For purposes of this Agreement, "Capital Contribution" means, for any Partner, the amount of money plus the fair market value of property that the Partner contributes to the capital of the Partnership pursuant to this Section 2.

         2.3 Capital Contributions by Partners.

                   (a) Initial Contributions. Silver King Broadcasting of Tampa, Inc. hereby assigns to the Partnership as a Capital Contribution all of its right, interest and title in and to the licenses, permits, and authorizations issued by the Federal Communications Commission and now held by Silver King Broadcasting of Tampa, Inc., in connection with the business and operations of the Station which are set forth on Attachment A hereto. The Partners agree that such licenses, permits, and authorizations have a fair market value equal to the value assigned thereto on the books of Silver King Broadcasting of Tampa, Inc.. UHF Investments, Inc. shall make a pro rata cash contribution to the Partnership.

                   (b) Additional Contributions. The Partners shall make additional Capital Contributions to the Partnership as shall be mutually agreed upon by both Partners.

         2.4 Holding of Title. Title to all Partnership assets shall be held in the Partnership name.

         2.5 Exculpation. A Partner, and its stockholders, affiliates, agents, and representatives shall not be liable, in damages or otherwise, to the Partnership or to any other Partner for any loss that arises out of any acts performed or omitted by it pursuant


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to the authority granted by this Agreement except where any act or omission constitutes gross negligence or willful misconduct. A Partner shall look solely to the assets of the Partnership for return of the Partner's investment, and if the property of the Partnership remaining after the discharge of the debts and liabilities of the Partnership is insufficient to return a Partner's investment, a Partner shall have no recourse against any other Partner.

         2.6 Permitted Transactions.

                   (a) Other Businesses. Any Partner (and any stockholder, affiliate, agent, or representative of a Partner) may engage in or possess an interest in other business ventures of any nature or description, independently or with others, whether currently existing or hereafter created, including business ventures engaged in the acquisition, ownership, operation, or management of television stations. Neither the Partnership nor any Partner shall have any rights in or to any independent ventures of any of the Partners or to the income or profits derived therefrom, nor shall any Partner have any obligation to any other Partner with respect to any such enterprise or related transaction.

                   (b) Transactions with Partners and Affiliates. Nothing in this Agreement shall preclude transactions between the Partnership and a Partner or a stockholder, affiliate, agent, or representative of a Partner.

SECTION 3   CAPITAL ACCOUNTS, DISTRIBUTIONS, PROFITS, AND LOSSES.

         3.1 Capital Accounts.

                   (a) Generally. A separate "Capital Account" shall be maintained for each Partner in accordance with the Internal Revenue Code of 1986 (the "Code") and the Treasury Regulations thereunder. Subject to any contrary requirements of the Code and the Treasury Regulations thereunder, each Partner's Capital Account shall be (a) increased by (1) the amount of any cash contributed to the Partnership by the Partner (2) the fair market value of any property contributed by the Partner to the Partnership (net of liabilities secured by the contributed property that the Partnership is considered to assume or take subject to under Section 752 of the Code); (3) any amount deemed contributed pursuant to Treasury Regulations Section 1.704-l(b)(2)(iv)(c) or any amount paid to any person or entity in satisfaction of a liability of the Partnership; (4) allocations to the Partner of Profits or items of income or gain pursuant to
Section 3.3; (5) allocations to the Partner of unrealized gain pursuant to
Section 3.1(b); and (6) other additions made in accordance with the Code and the Treasury Regulations thereunder; and (b) decreased by (l) the amount of money distributed to the Partner by the Partnership; (2) the fair market value (without regard to Section 7701(g) of the Code) of property distributed to the Partner by the Partnership (net of liabilities secured by the distributed property that the Partner is considered to assume or take subject to under
Section 752 of the Code); (3) any amount deemed distributed pursuant to Treasury Regulations Section 1.704-l(b)(2)(iv)(c); (4) allocations to the Partner of Losses or items of expense, deduction, or loss pursuant to


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Section 3.3; (5) allocations to the Partner of unrealized loss pursuant to
Section 3.1(b); and (6) other reductions made in accordance with the Code and the Treasury Regulations thereunder.

                   (b) Distributions in Kind. If any property is distributed to a Partner in kind, the Capital Accounts of the Partners shall be adjusted immediately prior to such distribution to reflect the manner in which the unrealized income, gain, loss and deduction inherent in such property (that has not been reflected in the Capital Accounts previously) would have been allocated between the Partners under Section 3.3 if there had been a taxable disposition of the property for its fair market value.

         3.2 Distributions.

                   (a) Distributions Prior to Dissolution. The Partnership may distribute cash or property of the Partnership to the Partners prior to the dissolution of the Partnership at the discretion of the Managing Partner, and any such distributions shall be made to the Partners in proportion to their Capital Contributions until the Partners have received distributions equal to their respective Capital Contributions and thereafter to the Partners in accordance with their Partnership Interests.

                   (b) Distributions on Dissolution and Termination of the Partnership. Cash or property of the Partnership available for distribution incident to the dissolution and termination of the Partnership, as provided for in Section 6, shall be distributed to the Partners in accordance with their respective positive Capital Account balances, determined after allocation of Profits and Losses, including allocations pursuant to Section 3.3(d). Without limiting the effect of the foregoing sentence, the Partners intend that cash or property of the Partnership available for distribution incident to the dissolution and termination of the Partnership will be distributed to the Partners in proportion to their Capital Contributions until the Partners have received distributions equal to their respective Capital Contributions and thereafter to the Partners in accordance with their Partnership Interests.

         3.3 Allocations of Profits and Losses.

                   (a) Definition of Profits and Losses. "Profits" and "Losses" mean the annual income and loss, respectively, of the Partnership for a fiscal year (or portion thereof) as determined by the Partnership's accountants in accordance with principles applied in determining income, gains, expenses, deductions, and losses reported by the Partnership for federal income tax purposes on its partnership tax return, including, as applicable, any gain or loss from the sale, exchange, or other disposition of assets.

                   (b) Allocations of Losses Prior to Liquidation. Except as otherwise provided in this Agreement, all Losses and all expenditures of the Partnership that are not deductible in computing taxable income and are not capital expenditures, including expenditures described in Sections 705(a)(2)(B) and 709(a) of the Code, shall be allocated for each fiscal year (or portion thereof) between the Partners as follows:


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                           (1) First, to the Partners with positive balances in
their Capital Accounts, to the extent of, and in proportion to, those positive balances; and

                           (2) Second, to the Partners in accordance with their
Partnership Interests.

                   (c) Allocations of Profits Prior to Liquidation. Except as otherwise provided in this Agreement, all Profits and tax-exempt income and gain shall be allocated for each fiscal year (or portion thereof) between the Partners as follows:

                           (1) First, to Partners having deficit balances in
their Capital Accounts to the extent of, and in proportion to, those deficits;

                           (2) Second, to the Partners in accordance with their
Partnership Interests.

                   (d) Allocation of Gain or Loss Upon Liquidation. Notwithstanding Section 3.3(b) and Section 3.3(c), gain or loss recognized upon any sale, exchange, or other disposition of any assets of the Partnership incident to the dissolution and termination of the Partnership shall be allocated between the Partners so as to cause the credit balance in each Partner's Capital Account to equal, as nearly as possible, the amount each Partner would receive in a distribution on dissolution, if the distribution were made in accordance with the Partners' intentions as described in Section 3.2(b).

                   (e) Section 704(c) and Similar Allocations. Gain or loss with respect to any property contributed to the Partnership by a Partner shall be allocated between the Partners, solely for tax purposes, in accordance with the principles of Section 704(c) of the Code and the Treasury Regulations promulgated thereunder, so as to take into account the variation, if any, between the fair market value and the adjusted basis of such property at the time of contribution. To the maximum extent permitted under Section 704(c) of the Code and the Treasury Regulations promulgated thereunder, deductions attributable to contributed property shall be allocated to the noncontributing Partners based on the fair market value of such property at the time of contribution, and all remaining deductions shall be allocated to the contributing Partner.

SECTION 4  RIGHTS. POWERS. AND DUTIES OF THE PARTNERS.

         4.1 General. UHF Investments, Inc. shall be the Managing Partner of the Partnership. The Managing Partner shall have full and complete charge of all affairs of the Partnership, and the management and control of the Partnership's business shall rest exclusively with the Managing Partner.

         4.2 Specific Rights, Powers. and Duties. The Managing Partner shall be responsible for the management and operations of the Partnership and shall have all powers necessary to manage and control the Partnership and to conduct its business.


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SECTION 5   TRANSFER OF PARTNERSHIP INTERESTS.

         5.1 Transfers Prohibited. Subject to Section 6.2, the interest of a Partner in the Partnership may not be assigned, transferred, or otherwise disposed of except with the prior written consent of the other Partner.

SECTION 6   DISSOLUTION AND TERMINATION.

         6.1 Events of Dissolution. The Partnership shall dissolve upon the earliest to occur of:

                   (a) an election to dissolve the Partnership made by the Partners;

                   (b) the "Bankruptcy" (as defined in the Act) of the Partnership or any Partner;

                   (c) the sale, exchange, or other disposition of all or substantially all the assets of the Partnership;

                   (d) the happening of any event that, under the Act, causes the dissolution of a partnership; or

                   (e) August 31, 2010.

         6.2 Upon dissolution, the proceeds from the liquidation of Partnership assets, after payment of the just debts and liabilities of the Partnership and any expenses incurred in dissolving and winding up the Partnership, shall be distributed to the Partners in accordance with their Partnership Interests.

         6.3 Upon the dissolution, winding up, and termination of the Partnership, no Partner shall be entitled to transact business for or in the name of the Partnership, to represent itself as a Partner in the Partnership, or to otherwise imply in any manner that the Partnership is still in existence.

         6.4 Liquidation.

                   (a) Actions by Liquidator. Upon the dissolution and termination of the Partnership, the Managing Partner shall act as liquidator to wind up the Partnership. The liquidator shall have full power and authority to sell, assign, and encumber any of the Partnership's assets and to wind up and liquidate the affairs of the Partnership in an orderly and businesslike manner.

                   (b) Distribution of Proceeds. The proceeds of liquidation, after payment of the debts and liabilities of the Partnership (including any loans made by the Partners or any of their affiliates to the Partnership), payment of the expenses of liquidation, and the establishment of any reserves that the liquidator reasonably deems


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necessary for potential or contingent liabilities of the Partnership, shall be distributed to the Partners as provided in Section 3.2(b).

         6.5 Effect of Withdrawal or Bankruptcy of Managing Partner. The withdrawal or Bankruptcy of the Managing Partner shall not alter the allocations and distributions to be made to the Partners pursuant to this Agreement.

SECTION 7   AMENDMENTS TO AGREEMENT.

         No amendment to this Agreement shall be effective unless evidenced by a writing executed by both Partners. Any amendment made hereunder shall be effective as of the date specified in the amendment.

SECTION 8   GENERAL TERMS.

          8.1 Titles and Captions. All section or paragraph titles or captions contained in this Agreement and the order of sections and paragraphs are for convenience only and shall not be deemed part of this Agreement.

         8.2 Further Action. The parties shall execute and deliver all documents, provide all information and take all actions that are necessary or appropriate to achieve the purposes of this Agreement.

         8.3 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

         8.4 Agreement Binding. This Agreement shall inure to the benefit of and be binding upon the heirs, executors, administrators, successors and assigns of the parties.

          8.5 Separability of Provisions. Each provision of this Agreement shall be considered separable and if for any reason any provision which is not essential to the effectuation of the basic purpose of this Agreement is determined to be invalid or unenforceable, such invalidity or unenforceability shall not impair the operation of or otherwise affect those provisions of this Agreement which are valid.

          8.6 Counterparts. This Agreement may be executed in several counterparts and, as so executed, shall constitute one agreement, binding on all the parties. Any counterpart of this Agreement or of any amendment, which has attached to it separate signature pages, which altogether contain the signatures of both Partners, shall for all purposes be deemed a fully executed instrument.


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         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

                                        UHF INVESTMENTS, INC.

                                        By: /s/ Michael Drayer
                                            _______________________________
                                            Michael Drayer, Vice President

                                        SILVER KING BROADCASTING OF TAMPA, INC.

                                        By: /s/ Michael Drayer
                                            _______________________________
                                            Michael Drayer, Secretary


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                                        Attachment A

                          SKTA BROADCASTING PARTNERSHIP

WBHS          TV Main Station License - Expires February 1, 1997

Auxiliary     Antenna License
KC-23719      TV Pickup
WLI-792       TV ICR
WLI-795       TV STL


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